Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

ADAMS RESOURCES & ENERGY, INC.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$102,428,506	0.0001531	$15,681.80
Fees Previously Paid	—		—
Total Transaction Valuation	$102,428,506
Total Fees Due for Filing			$15,681.80
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$15,681.80

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of November 11, 2024, by and among Adams Resources & Energy, Inc. (the “Registrant”), Tres Energy LLC and ARE Acquisition Corporation.

(i) Title of each class of securities to which transaction applies:

Common Stock, $0.10 par value per share (“Common Stock”), of the Registrant.

(ii) Aggregate number of securities to which transaction applies:

As of the close of business on December 5, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 2,695,487 which consists of (a) 2,574,275 shares of Common Stock issued and outstanding, (b) 92,135 shares of Common Stock underlying Company RSAs, and (c) 29,077 shares of Common Stock underlying Company PSAs (assuming achievement of the target performance levels).

(iii) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (a) 2,695,487 shares of Common Stock (including 92,135 shares of Common Stock underlying Company RSAs and 29,077 shares of Common Stock underlying Company PSAs (assuming achievement of the target performance levels)) and (b) the merger consideration of $38.00 per share of Company Common Stock (collectively, the “Total Consideration”). The filing fee equals the product of the Total Consideration multiplied by 0.0001531.